Exhibit 10.4

ENTRUST, INC.

Summary of Director Compensation

(effective April 29, 2005)

Directors receive compensation for their board service. That compensation is comprised of:

Retainer:	$5,000 per quarter.

Attendance Fees:	$3,000 per regular meeting; plus $1,000 per special meeting with a duration of over one hour; plus reimbursement of out-of-pocket expenses.

Audit Committee Chair Retainer:	$4,000 per year.

Audit Committee Member Retainer:	$2,000 per year.

Compensation Committee Chair Retainer:	$4,000 per year.

Nominations and Corporate Governance Committee Chair Retainer:	$2,000 per year.

One-Time Equity Award:	15,000 stock appreciation rights payable on May 6, 2005.

One-Time Election:	Prior to May 6, 2005, each director may elect to receive additional stock appreciation rights in lieu of cash payment of the retainer and attendance fees to which such director would otherwise be entitled for the period from April 29, 2005 to the 2006 annual meeting of shareholders of Entrust.*

* The value of the additional stock appreciation rights will (i) equal the amount of retainer fees and attendance fees to which an electing director would otherwise be entitled and (ii) be calculated in accordance with the guidance in FAS 123R using a binomial option pricing model. Entrust will value each stock appreciation right by calculating the value of an option at the date of grant and then subtracting the value retained by Entrust as a result of the cap on the option.